ATSG Reports Record 2019 Results
Double-Digit Percentage Growth in Revenues, Adjusted Earnings and Adjusted EBITDA
WILMINGTON, OH, March 2, 2020 - Air Transport Services Group, Inc. (Nasdaq: ATSG), the leading provider of medium wide-body aircraft leasing, contracted air transportation and related services, today reported consolidated financial results for the quarter and year ended December 31, 2019.
ATSG's fourth quarter 2019 results, as compared with the fourth quarter of 2018 include:

•	Customer revenues up 44 percent to $403.4 million, and up 63 percent to $1.45 billion for the year.
Both of ATSG's principal business segments, aircraft leasing and air transport, reported higher revenues for the fourth quarter and year.

•
GAAP Earnings from Continuing Operations was a loss of $41.1 million, or $0.70 per share basic, versus a loss of $5.2 million, or $0.09 per share. For all of 2019, GAAP earnings were $60.0 million, or $1.02 per share basic, versus $67.9 million, or $1.16 per share.

The unrealized effect of the quarterly re-measurement of financial instrument values decreased ATSG's fourth quarter 2019 after-tax earnings by $70.0 million ($8.1 million for 2019), and fourth-quarter 2018 after-tax earnings by $20.0 million (a $7.1 million gain for 2018). Warrant losses for 2019 were a result of an increase in the probabilities of additional warrants related to customer leases, and three and twelve percent increases in the traded value of ATSG shares during the quarter and year. Increases in interest expense, depreciation and amortization expense, and in retiree benefit costs were also significant factors.
ATSG's combined federal and state effective tax rate from continuing operations for the fourth quarter and full year 2019 was 6% and 16%, respectively. The effective tax rate for 2019 reflects a re-measurement of deferred state taxes using lower tax rates than previously estimated which resulted in a tax benefit of $4.9 million.

•
Adjusted Earnings from Continuing Operations (non-GAAP) rose 73 percent, to $39.0 million. Adjusted Earnings Per Share (non-GAAP) were $0.56 diluted, up $0.23. Adjusted Earnings Per Share for 2019 was $1.51, up $0.35 from 2018.

Adjusted Earnings from Continuing Operations and Adjusted EPS exclude elements from GAAP results that differ distinctly in predictability among periods or are not closely related to operations. Adjustments from GAAP include financial instrument revaluations, amortization of aircraft lease incentives, retiree benefit costs, losses of non-consolidated ATSG affiliates, and acquisition-related expenses. Adjusted EPS for the fourth quarter and year of 2019 included seven cents per diluted share for the non-recurring deferred tax benefit adjustments in state tax rates.

•	Adjusted EBITDA from Continuing Operations (non-GAAP) increased 29 percent, or $28.1 million, to $124.3 million. Annual Adjusted EBITDA rose 45 percent, or $140.0 million, to $452.1 million.
Contributions from Omni Air, and from the increase in externally leased 767 freighters, drove the majority of the increase in Adjusted EBITDA.
Adjusted Earnings per Share, Adjusted Earnings from Continuing Operations and Adjusted EBITDA from Continuing Operations are non-GAAP financial measures and are defined in the non-GAAP reconciliation tables at the end of this release.

•	Capital spending for 2019 was $453.5 million, up $160.6 million, or 55 percent.
Capital expenditures included $328.0 million for the purchase of eleven Boeing 767 aircraft, including two in the fourth quarter, and for freighter modification costs.
Joe Hete, Chief Executive Officer of ATSG, said, "2019 was very productive and profitable for ATSG and its family of companies, excluding warrant effects. We successfully integrated Omni Air, our November 2018 acquisition, and expanded its passenger fleet, leading to better than expected returns from that investment. Demand for our cargo aircraft and flight operations was strong, due in large part to more aircraft and more flight operations for Amazon. We are optimistic that 2020 will be just as good, and project a strong increase in Adjusted EBITDA as we expect to deploy 8-10 more 767 converted freighters for customers."
In 2019, ATSG completed several significant milestones, including:

•
Revenues of $1.45 billion, excluding reimbursable amounts, were the highest in ATSG's history. The total included more than $500 million in revenues and a greater than expected contribution from Omni Air, which ATSG acquired in 2018.

•	Boeing 767-300 deployments included eight more 767 freighters, including six to Amazon, plus one passenger 767 to Omni Air.

•	Leased two 767-300s to United Parcel Service, ATSG's newest 767 freighter lease customer. Three more will be delivered in 2020, the first of which was delivered in January.

•	Continued strong growth in earnings and cash flow, as both Adjusted Earnings Per Share and Adjusted EBITDA reached record levels.

•
Amended the senior secured bank credit facilities to provide a more favorable tiered rate structure, leading in January 2020 to $500 million private offering of eight-year unsecured senior notes, which priced at 4.75% (see Credit Amendment and Notes offering, below). The new unsecured notes increased ATSG's access to additional growth capital.

Segment Results
Cargo Aircraft Management (CAM)

CAM	Fourth Quarter		Year
($ in thousands)	2019	2018	2019	2018
Aircraft leasing and related revenues	$78,967	$67,643	$301,984	$245,860
Lease incentive amortization	(4,301)	(4,226)	(16,708)	(16,904)
Total CAM revenues	74,666	63,417	285,276	228,956
Depreciation expense	41,683	35,801	158,470	126,856
Allocated interest expense	9,462	8,144	38,300	21,819
Segment earnings, pretax	18,358	15,684	68,643	65,576

Significant Developments:

•
CAM's fourth quarter revenues, net of warrant-related lease incentives, increased 18 percent versus the prior year. Revenues benefited primarily from a full year of results from the eleven Omni Air passenger aircraft that CAM acquired and leased back to Omni Air in November 2018, and from seven more converted 767 freighters added during 2019. CAM's external customer revenues increased eight percent to $44.5 million during the fourth quarter.

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CAM owned ninety-four aircraft in service at December 31, 2019, versus eighty-eight on December 31, 2018. It owned ten others in cargo conversion or staging for lease, versus six the year before. That in-service fleet of CAM-owned aircraft included eighty-two cargo and twelve passenger aircraft. Sixty-two cargo aircraft were leased to external customers, three more than were leased as of the same date last year, and four more than on September 30, 2019.

•
CAM leased four additional 767 freighters during the fourth quarter, two to Amazon and two to United Parcel Service. The first of those UPS placements occurred in October. A third 767 was leased to UPS in January; two more are due this year.

•	Ten 767s were undergoing conversion or awaiting deployment as freighters at year end, including two 767s acquired during the fourth quarter. CAM purchased eleven 767s during 2019.

•
CAM’s pretax earnings for the quarter were $18.4 million, $2.7 million more than the prior-year's fourth quarter. Fourth-quarter earnings reflected $1.3 million more in quarterly allocated interest expense and $5.9 million more for depreciation expense, due to both organic and acquired fleet growth, versus the year-ago quarter. CAM's annual interest and D&A expense increased $16.5 million and $31.6 million, respectively. The timing of new aircraft lease deliveries and transitioning of aircraft between lessees also had a larger effect on CAM’s 2019 results for the quarter and year.

ACMI Services

ACMI Services	Fourth Quarter		Year
($ in thousands)	2019	2018	2019	2018
Revenues	$293,206	$193,635	$1,078,288	$548,839
Allocated interest expense	5,430	4,850	24,950	6,269
Segment earnings, pretax	14,397	7,874	32,055	11,448
Significant Developments:

•
Fourth-quarter revenues for ACMI Services increased 51 percent from the prior-year period, stemming mainly from a full quarter of Omni Air's operations compared to a partial quarter in 2018. Seasonal expanded flight operations for Amazon, and more ACMI flying for UPS during peak season also contributed.

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ATSG's airlines operated seventy-one aircraft at the end of 2019, up four from the third quarter and nine more than a year earlier. Two of those seventy-one aircraft are leased-in and two others were provided by a customer. Total block hours increased 47 percent for the fourth quarter and 40 percent for 2019, principally due to the contribution from Omni Air's ACMI and charter operations, and growth in flight operations for Amazon.

•
Pretax earnings for the quarter were $14.4 million versus $7.9 million a year ago, up 83 percent. Higher revenues from our airline operations, including Omni Air, were the principal factor. Interest expense allocated to ACMI Services for the fourth quarter increased $0.6 million, primarily related to debt associated with the Omni Air acquisition.

Other Activities

Other	Fourth Quarter		Year
($ in thousands)	2019	2018	2019	2018
Total Revenues	$87,786	$79,843	$314,014	$286,579
Revenues from external customers	$65,664	$45,901	$205,934	$187,025
Pretax Earnings	4,574	1,362	13,422	11,170
Significant Developments:

•
Total fourth-quarter revenues from other activities of $87.8 million increased by 10 percent due to growth in maintenance services and ground services for external customers. Revenues from external customers increased $19.8 million versus the prior-year period, driven by additional revenue for ground services and fuel sales.

•	Pretax earnings for the fourth quarter increased by $3.2 million to $4.6 million. Higher earnings were from increased aircraft maintenance and gateway services.
Credit Amendment and Notes Offering
Following the previously announced November 2019 amendments to its senior credit facility, ATSG in January completed a private offering of senior unsecured notes that increased its financial flexibility while lowering its projected interest expense over the next eight years. The offering of $500 million in unsecured fixed-rate senior notes due in 2028 was used to reduce revolver balance and lowered the leverage ratio used to determine the effective borrowing rates on the secured credit facility.
CAM was the listed issuer for the notes offering, and ATSG and its other businesses are guarantors. ATSG received favorable first-time debt-issuer ratings from Moody’s Investors Service and Standard & Poor's and a strong response from investors, leading to a $100 million increase in the proposed $400 million offering as well as an attractive 4.75 percent coupon rate.

Outlook
ATSG currently projects that its Adjusted EBITDA will increase to a range of $487 to 492 million in 2020 from $452 million in 2019.
Hete said that "We are looking forward to another year of good growth in 2020. Our plan now includes commitments to lease nine more 767 freighters, four of which we would operate for Amazon, and three we will lease to United Parcel Service. We also project continued improvement overall from our airlines including revenue growth from more leased aircraft and additional flying for Amazon driven by their one-day delivery commitments, plus growth in operations for our military and other government customers."
Rich Corrado, president of ATSG, noted that, "Demand for Boeing 767 freighters remains very strong. Amazon's 2018 commitment to lease four more 767 freighters this year will absorb more of the feedstock aircraft we have agreed to purchase. Ongoing discussions with existing and new customers indicate significant interest in freighter deployments for 2021, which would place all of our 767-300s available at the end of 2020 into service by the end of next year. At the same time, some of those new 2020 leases of 767-300s may replace existing leases of other 767-200s. DHL does not intend to renew ACMI agreements expiring in March for the 757-200 freighters we have operated for them. We are working hard to redeploy or otherwise realize value for all of those transitioning aircraft."
2020 capital expenditures, principally to purchase and modify Boeing 767 aircraft for freighter deployment, are now projected to be approximately $420 million, down about $30 million from 2019. That would include purchases of eight more 767s during 2020, versus eleven in 2019.
Hete added that "Our customers continue to focus on the role that our midsize cargo and passenger aircraft can play in the logistics networks they will operate five and ten years from now. That's our focus as well. We will be ready to meet their expanding needs, even as we anticipate decreasing capital expenditures and debt leverage over the next several years."
The company expects its adjusted effective tax rate for the full year 2020 to be 24 percent, after excluding the impact of warrant re-measurements and amortizations of aircraft lease incentives. ATSG did not pay

U.S. federal income taxes during 2019 and does not expect to pay significant U.S. federal taxes until 2024 or later.
Non-GAAP Financial Measures
This release, including the attached tables, contains non-GAAP financial measures that management uses to evaluate historical results and project future results. Management believes that these non-GAAP measures assist in highlighting operational trends, facilitate period-over-period comparisons, and provide additional clarity about events and trends affecting core operating performance. Disclosing these non-GAAP measures provides insight to investors about additional metrics that management uses to evaluate past performance and prospects for future performance. Non-GAAP measures are not a substitute for GAAP. The historical non-GAAP financial measures included in this release are reconciled to GAAP earnings in tables included later in this release. The Company does not provide a reconciliation of projected Adjusted EBITDA because it is unable to predict with reasonable accuracy the value of certain adjustments. Certain adjustments can be significantly impacted by the re-measurements of financial instruments including stock warrants issued to a customer. The Company’s earnings on a GAAP basis and the non-GAAP adjustments for gain and losses resulting from the re-measurement of stock warrants, will depend on the future prices of ATSG stock, interest rates and other assumptions which are highly uncertain.
Conference Call
ATSG will host a conference call on March 3, 2020, at 10 a.m. Eastern time to review its financial results for the fourth quarter of 2019. Participants should dial (800) 708-4539 and international participants should dial (847) 619-6396 ten minutes before the scheduled start of the call and ask for conference pass code 49418860. The call will also be webcast live (in listen-only mode) via a link at www.atsginc.com. A replay of the conference call will be available by phone on March 3, 2020, beginning at 2 p.m. and continuing through March 10, 2020, at (888) 843-7419 (international callers (630) 652-3042; use pass code 49418860#). The webcast replay will remain available via www.atsginc.com for 30 days.
About ATSG
ATSG is a leading provider of aircraft leasing and air cargo transportation and related services to domestic and foreign air carriers and other companies that outsource their air cargo lift requirements. ATSG, through its leasing and airline subsidiaries, is the world's largest owner and operator of converted Boeing 767 freighter aircraft. Through its principal subsidiaries, including three airlines with separate and distinct U.S. FAA Part 121 Air Carrier certificates, ATSG provides aircraft leasing, air cargo lift, passenger ACMI and charter services, aircraft maintenance services and airport ground services. ATSG's subsidiaries include ABX Air, Inc.; Airborne Global Solutions, Inc.; Airborne Maintenance and Engineering Services, Inc., including its subsidiary, Pemco World Air Services, Inc.; Air Transport International, Inc.; Cargo Aircraft Management, Inc.; and Omni Air International, LLC. For more information, please see www.atsginc.com.
Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. A number of important factors could cause Air Transport Services Group's (ATSG's) actual results to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, changes in market demand for our assets and services, including potential reduced flight operations arising from the outbreak of COVID-19; our operating airlines' ability to maintain on-time service and control costs; the cost and timing with respect to which we are able to purchase and modify aircraft to a cargo configuration; fluctuations in ATSG's traded share price and in interest rates, which may result in mark-to-market charges on certain financial instruments; the number, timing and scheduled routes of our aircraft deployments to customers; our ability to remain in compliance with our agreements with key customers and lenders; changes in general economic and/or industry specific conditions; and other factors that are contained from time to time in ATSG's filings with the U.S. Securities and Exchange Commission, including its annual report on Form 10-K and quarterly reports on Form 10-Q. Readers should carefully review this release and should not place undue reliance on ATSG's forward-looking statements. These forward-looking statements were based on information, plans and estimates as of the date of this release. Except as may be required by applicable law, ATSG undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.
Contact:
Quint Turner, ATSG Inc. Chief Financial Officer
937-366-2303

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
REVENUES	$403,351	$280,779	$1,452,183	$892,345

OPERATING EXPENSES
Salaries, wages and benefits	125,621	84,341	433,518	300,514
Depreciation and amortization	67,480	54,070	257,532	178,895
Maintenance, materials and repairs	44,650	39,540	170,151	146,692
Fuel	44,722	21,611	155,033	39,293
Contracted ground and aviation services	16,757	9,176	64,076	16,640
Travel	24,592	13,620	90,993	34,443
Landing and ramp	3,206	2,298	11,184	5,968
Rent	4,146	3,635	16,006	13,899
Insurance	1,741	1,639	7,342	6,112
Transaction fees	—	5,264	373	5,264
Other operating expenses	18,215	12,935	68,978	33,607
	351,130	248,129	1,275,186	781,327

OPERATING INCOME	52,221	32,650	176,997	111,018
OTHER INCOME (EXPENSE)
Net gain (loss) on financial instruments	(72,868)	(21,411)	(12,302)	7,296
Interest expense	(15,738)	(12,463)	(66,644)	(28,799)
Non-service component of retiree benefit (costs) credits	(2,351)	2,045	(9,404)	8,180
Loss from non-consolidated affiliates	(4,986)	(2,868)	(17,445)	(10,468)
Interest income	115	107	370	251
	(95,828)	(34,590)	(105,425)	(23,540)

EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(43,607)	(1,940)	71,572	87,478
INCOME TAX EXPENSE	2,503	(3,256)	(11,589)	(19,595)

EARNINGS FROM CONTINUING OPERATIONS	(41,104)	(5,196)	59,983	67,883

EARNINGS FROM DISCONTINUED OPERATIONS, NET OF TAX	914	866	1,219	1,402
NET EARNINGS	$(40,190)	$(4,330)	$61,202	$69,285

EARNINGS PER SHARE - CONTINUING OPERATIONS
Basic	$(0.70)	$(0.09)	$1.02	$1.16
Diluted	$(0.70)	$(0.09)	$0.78	$0.89

WEIGHTED AVERAGE SHARES - CONTINUING OPERATIONS
Basic	58,929	58,740	58,899	58,765
Diluted	58,929	58,740	69,348	68,356

Certain historical expenses have been reclassified to conform to the presentation above.

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,	December 31,
	2019	2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$46,201	$59,322
Accounts receivable, net of allowance of $975 in 2019 and $1,444 in 2018	162,870	147,755
Inventory	37,397	33,536
Prepaid supplies and other	20,323	18,608
TOTAL CURRENT ASSETS	266,791	259,221

Property and equipment, net	1,766,020	1,555,005
Customer incentive	146,678	63,780
Goodwill and acquired intangibles	527,654	535,359
Operating lease assets	44,302	—
Other assets	68,733	57,220
TOTAL ASSETS	$2,820,178	$2,470,585

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$141,094	$109,843
Accrued salaries, wages and benefits	59,429	50,932
Accrued expenses	17,586	19,623
Current portion of debt obligations	14,707	29,654
Current portion of lease obligations	12,857	—
Unearned revenue	17,566	19,082
TOTAL CURRENT LIABILITIES	263,239	229,134
Long term debt	1,469,677	1,371,598
Stock warrant obligations	383,073	203,782
Post-retirement obligations	36,744	64,485
Long term lease obligations	30,334	—
Other liabilities	49,293	51,905
Deferred income taxes	127,476	113,243

STOCKHOLDERS’ EQUITY:
Preferred stock, 20,000,000 shares authorized, including 75,000 Series A Junior Participating Preferred Stock	—	—
Common stock, par value $0.01 per share; 150,000,000 shares authorized; 59,329,431 and 59,134,173 shares issued and outstanding in 2019 and 2018, respectively	593	591
Additional paid-in capital	475,720	471,158
Retained earnings	45,895	56,051
Accumulated other comprehensive loss	(61,866)	(91,362)
TOTAL STOCKHOLDERS’ EQUITY	460,342	436,438
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,820,178	$2,470,585

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
PRETAX EARNINGS AND ADJUSTED PRETAX EARNINGS SUMMARY
FROM CONTINUING OPERATIONS
NON-GAAP RECONCILIATION
(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenues
CAM
Aircraft leasing and related revenues	$78,967	$67,643	$301,984	$245,860
Lease incentive amortization	(4,301)	(4,226)	(16,708)	(16,904)
Total CAM	74,666	63,417	285,276	228,956
ACMI Services	293,206	193,635	1,078,288	548,839
Other Activities	87,786	79,843	314,014	286,579
Total Revenues	455,658	336,895	1,677,578	1,064,374
Eliminate internal revenues	(52,307)	(56,116)	(225,395)	(172,029)
Customer Revenues	$403,351	$280,779	$1,452,183	$892,345

Pretax Earnings (Loss) from Continuing Operations
CAM, inclusive of interest expense	18,358	15,684	68,643	65,576
ACMI Services, inclusive of interest expense	14,397	7,874	32,055	11,448
Other Activities	4,574	1,362	13,422	11,170
Net, unallocated interest expense	(731)	638	(3,024)	(460)
Net gain (loss) on financial instruments	(72,868)	(21,411)	(12,302)	7,296
Other non-service components of retiree benefit (costs) credits, net	(2,351)	2,045	(9,404)	8,180
Transaction fees	—	(5,264)	(373)	(5,264)
Non-consolidated affiliates	(4,986)	(2,868)	(17,445)	(10,468)
Earnings from Continuing Operations before Income Taxes (GAAP)	$(43,607)	$(1,940)	$71,572	$87,478

Adjustments to Pretax Earnings
Add non-service components of retiree benefit costs (credits), net	2,351	(2,045)	9,404	(8,180)
Add loss from non-consolidated affiliates	4,986	2,868	17,445	10,468
Add transaction fees	—	5,264	373	5,264
Add customer incentive amortization	4,593	4,226	17,178	16,904
Add net loss (gain) on financial instruments	72,868	21,411	12,302	(7,296)
Adjusted Pretax Earnings (non-GAAP)	$41,191	$29,784	$128,274	$104,638
Adjusted Pretax Earnings excludes certain items included in GAAP based pretax earnings (loss) from continuing operations because they are distinctly different in their predictability among periods or not closely related to our operations. Presenting this measure provides investors with a comparative metric of fundamental operations, while highlighting changes to certain items among periods. Adjusted Pretax Earnings should not be considered an alternative to Earnings from Continuing Operations Before Income Taxes or any other performance measure derived in accordance with GAAP.

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
ADJUSTED EARNINGS FROM CONTINUING OPERATIONS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION
NON-GAAP RECONCILIATION
(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018

Earnings (loss) from Continuing Operations Before Income Taxes	$(43,607)	$(1,940)	$71,572	$87,478
Interest Income	(115)	(107)	(370)	(251)
Interest Expense	15,738	12,463	66,644	28,799
Depreciation and Amortization	67,480	54,070	257,532	178,895
EBITDA from Continuing Operations (non-GAAP)	$39,496	$64,486	$395,378	$294,921
Add non-service components of retiree benefit costs (credits), net	2,351	(2,045)	9,404	(8,180)
Add losses for non-consolidated affiliates	4,986	2,868	17,445	10,468
Add acquisition related transaction fees	—	5,264	373	5,264
Add customer incentive amortization	4,593	4,226	17,178	16,904
Add net (gain) loss on financial instruments	72,868	21,411	12,302	(7,296)

Adjusted EBITDA (non-GAAP)	$124,294	$96,210	$452,080	$312,081

Management uses Adjusted EBITDA to assess the performance of its operating results among periods. It is a metric that facilitates the comparison of financial results of underlying operations. Additionally, these non-GAAP adjustments are similar to the adjustments used by lenders in the Company’s senior secured credit facility to assess financial performance and determine the cost of borrowed funds. The adjustments also exclude the non-service cost components of retiree benefit plans because they are not closely related to ongoing operating activities. Management presents EBITDA from Continuing Operations, a commonly referenced metric, as a subtotal toward computing Adjusted EBITDA.

EBITDA from Continuing Operations is defined as Earnings (Loss) from Continuing Operations Before Income Taxes plus net interest expense, depreciation, and amortization expense. Adjusted EBITDA is defined as EBITDA from Continuing Operations less financial instrument revaluation gains or losses, non-service components of retiree benefit costs including pension plan settlements, amortization of warrant-based customer incentive costs recorded in revenue, and costs from non-consolidated affiliates.

Adjusted EBITDA and EBITDA from Continuing Operations are non-GAAP financial measures and should not be considered as alternatives to Earnings from Continuing Operations Before Income Taxes or any other performance measure derived in accordance with GAAP. Adjusted EBITDA and EBITDA from Continuing Operations should not be considered in isolation or as substitutes for analysis of the Company's results as reported under GAAP, or as alternative measures of liquidity.

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
ADJUSTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS
NON-GAAP RECONCILIATION
(In thousands)

Management presents Adjusted Earnings and Adjusted Earnings Per Share from Continuing Operations, both non-GAAP measures, to provide additional information regarding earnings per share without the volatility otherwise caused by the items below. Management uses Adjusted Earnings and Adjusted Earnings Per Share from Continuing Operations to compare the performance of its operating results among periods.

	Three Months Ended				Year Ended
	December 31, 2019		December 31, 2018		December 31, 2019		December 31, 2018
	$	$ Per Share	$	$ Per Share	$	$ Per Share	$	$ Per Share

Earnings (loss) from Continuing Operations - basic (GAAP)	$(41,104)		$(5,196)		$59,983		$67,883
Gain from warrant revaluation, net tax[1]	—		—		(6,219)		(7,118)
Earnings (loss) from Continuing Operations - diluted (GAAP)	(41,104)	$(0.70)	(5,196)	$(0.09)	53,764	$0.78	60,765	$0.89
Adjustments, net of tax
Loss from warrant revaluation [1]	71,694	1.12	17,156	0.24	6,594	0.10	—	—
Customer incentive amortization[2]	3,647	0.06	3,094	0.05	13,258	0.19	12,910	0.19
Non-service component of retiree benefits [3]	1,873	0.03	(1,562)	(0.03)	7,258	0.10	(6,248)	(0.09)
Loss from affiliates[4]	4,405	0.08	2,110	0.04	16,176	0.23	7,993	0.11
Omni acquisition fees[5]	—	—	4,020	0.07	285	—	4,020	0.06
Derivative revaluation[6]	(1,547)	(0.03)	2,881	0.05	7,687	0.11	6	—
Adjusted Earnings from Continuing Operations (non-GAAP)	$38,968	$0.56	$22,503	$0.33	$105,022	$1.51	$79,446	$1.16

	Shares		Shares		Shares		Shares
Weighted Average Shares - diluted	58,929		58,740		69,348		68,356
Additional weighted average shares[1]	10,318		8,806		—		—
Adjusted Shares (non-GAAP)	69,247		67,546		69,348		68,356

Adjusted Earnings from Continuing Operations and Adjusted Earnings Per Share from Continuing Operations are non-GAAP financial measures and should not be considered as alternatives to Earnings from Continuing Operations, Weighted Average Shares - diluted or Earnings Per Share from Continuing Operations or any other performance measure derived in accordance with GAAP. Adjusted Earnings and Adjusted Earnings Per Share from Continuing Operations should not be considered in isolation or as a substitute for analysis of the company's results as reported under GAAP.

1.
Under U.S. GAAP, certain warrants are reflected as a liability and unrealized warrant gains are typically removed from diluted earnings per share (“EPS”) calculations while unrealized warrant losses are not removed because they are dilutive to EPS. As a result, the Company’s EPS, as calculated under U.S. GAAP, can vary significantly among periods due to unrealized mark-to-market losses created by an increased trading value for the Company's shares. Adjustment removes the unrealized gains for a large grant of stock warrants granted to a customer as a lease incentive.

2.	Adjustment removes the amortization of the warrant-based customer incentives which are recorded against revenue over the term of the related aircraft leases and customer contracts.

3.	Removes the non-service component of post-retirement costs and credits.

4.	Adjustment removes losses for the Company's non-consolidated affiliates.

5.	Adjustment removes the fees incurred for the acquisition of Omni Air International.

6.	Adjustment removes gains and losses from derivative interest rate instruments revaluations.

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
AIRCRAFT FLEET

Aircraft Types
	December 31, 2018		December 31, 2019		December 31, 2020 Projected
	Freighter	Passenger	Freighter	Passenger	Freighter	Passenger

B767-200	34	3	33	3	32	3
B767-300	33	7	42	8	50	10
B777-200	—	3	—	3	—	3
B757-200	4	—	4	—	3	—
B757 Combi	—	4	—	4	—	4
B737-400	2	—	1	—	1	—
Total Aircraft in Service	73	17	80	18	86	20

B767-300 in or awaiting cargo conversion	—	5	1	7	—	8
B767-200 staging for lease	1	—	2	—	2	—
Total Aircraft	74	22	83	25	88	28

Aircraft in Service Deployments
	December 31,		December 31,		December 31,
	2018		2019		2020 Projected

Dry leased without CMI	28		27		34
Dry leased with CMI	31		35		40
Customer provided for CMI[2]	—		2		2
ACMI/Charter[1]	31		34		30

1.	Includes three Boeing 767-300ER passenger aircraft and one 767-200ER passenger aircraft leased from external companies.

2.	Beginning in the fourth quarter of 2019, two aircraft provided by a customer were operated under a CMI agreement by a Company airline.